Exhibit 99.1
NxStage Medical Reports Second Quarter 2007 Results
Company Reports 25% Growth in Chronic Patients and a 33% Increase in
Centers Offering the NxStage System One
LAWRENCE, MA., August 2, 2007 — NxStage Medical, Inc. (NASDAQ: NXTM), the manufacturer of the NxStage System One ™ portable kidney dialysis machine, today announced its financial results for the second quarter ended June 30, 2007.
Revenues for the second quarter of 2007 were $10.0 million, compared to $4.5 million in the second quarter of 2006, an increase of 121%. Revenues in the chronic home dialysis market were $6.7 million for the second quarter of 2007, compared to $2.7 million in the second quarter of 2006. Revenues in the critical care market for the second quarter of 2007 were $3.3 million, compared to $1.9 million in the second quarter of 2006. For the six months ended June 30, 2007 revenue was $18.4 million, a 132% increase over revenue of $7.9 million for the first six months of 2006.
At the end of the second quarter of 2007, NxStage was working with 265 dialysis centers to provide home hemodialysis therapy with its System One to 1,615 end-stage renal disease (ESRD) patients. This compares to 200 centers and 1,295 patients at the end of the first quarter of 2007. NxStage also continued to expand use of the PureFlow SL to a broader customer base and at the end of the second quarter 2007, PureFlow penetration reached 58% of all System One machines in the chronic market. Expanding penetration of PureFlow among existing and new customers is an important element of NxStage’s ongoing focus to improve margins.
“In the second quarter, we demonstrated solid progress in growing the market for home hemodialysis. We saw a significant increase in the number of dialysis centers adopting the NxStage System One which is a key metric for gauging demand for this new treatment modality,” said Jeffrey H. Burbank, President & CEO of NxStage Medical. “We expect our recent agreement to acquire Medisystems Corporation will help to transform NxStage into a dialysis industry leader, with the scale and capabilities to support the growth of home hemodialysis.”
NxStage reported a net loss of $12.9 million, or ($0.43) per share, for the second quarter of 2007, compared with a net loss of $10.4 million, or ($0.46) per share, for the second quarter of 2006, reflecting increased sales and marketing and distribution expenses to support the Company’s commercialization efforts. For the six months ended June 30, 2007 net loss was $24.9 million, or ($0.84) per share, compared to $19.6 million, or ($0.90) per share, for the first six months of 2006.

Cash, cash equivalents and short term investments as of June 30, 2007 were $53.0 million, compared to $70.7 million at the end of the first quarter of 2007.
Recent Highlights
In the second quarter of 2007, NxStage announced a definitive agreement to acquire Medisystems Corporation and certain affiliated entities (“Medisystems”) for 6.5 million shares of NxStage common stock.
Headquartered in Seattle, Washington, Medisystems is a privately owned, developer, manufacturer and distributor of medical devices for use in dialysis and blood related treatments. Medisystems is a U.S. market leader in hemodialysis blood tubing sets, A.V. fistula needles, and other ancillary hemodialysis disposables. For 2006, Medisystems recorded $62.6 million in revenues, approximately $4.5 million of which was from Medisystems’ sales to NxStage.
The acquisition will provide NxStage with increased commercial, operational and financial scale, along with additional depth in technology, manufacturing and leadership which is expected to complement NxStage’s ability to execute, positioning the Company to maintain its leadership in the developing home hemodialysis market. The acquisition is expected to be immediately accretive and to accelerate NxStage’s timeline to profitability. It is anticipated that the transaction will close in the fourth quarter of 2007.
Guidance
For the third quarter of 2007, NxStage expects revenue to be in the range of $11.0 million to $11.6 million. The Company expects a net loss in the range of ($13.0) million to ($13.6) million or ($0.43) to ($0.45) per share, including estimated non-cash stock-based stock compensation charges of $750,000 to $850,000. The Company expects to add approximately 320 to 400 additional net patients and 30 to 50 new centers offering therapy with the NxStage System One during the third quarter. This guidance does not include any impact from the Medisystems acquisition, in the event it closes in the third quarter.
For the full year 2007, the Company expects to be in the range of $42.0 million to $45.0 million, excluding the Medisystems acquisition, and to end the year with 2,200 to 2,400 patients at approximately 320 to 340 centers offering therapy with the NxStage System One.
Conference Call
NxStage will host a conference call at 9:00 a.m. Eastern Time on August 2, 2007 to discuss its second quarter financial results. To listen to the conference call, please dial

866-510-0708 for domestic callers and 617-597-5377 for international callers. The passcode is 79823967. A replay of the conference call will be available beginning Friday August 3, 2007 at 8:00 a.m. Eastern Time through August 17, 2007 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 54290676. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://www.nxstage.com.
About NxStage Medical
NxStage Medical, Inc. (NASDAQ: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the Company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for home and/or daily hemodialysis products, the anticipated market acceptance and demand for NxStage’s products, anticipated increases in the availability of, and market and patient awareness regarding, home hemodialysis, anticipated benefits of the Medisystems acquisition and expectations regarding the timing for closing the acquisition, anticipated reductions in cost of goods sold, anticipated margin improvements, anticipated patient numbers, expected PureFlow SL adoption and expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s System One, growth in home and/or daily hemodialysis, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.

NxStage Medical, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$10,031,184	$4,546,273	$18,405,177	$7,946,995
Cost of revenues	11,511,184	6,003,629	21,428,345	10,860,883

Gross profit (deficit)	(1,480,000)	(1,457,356)	(3,023,168)	(2,913,888)

Operating expenses:
Selling and marketing	5,119,820	3,758,537	9,851,400	6,951,520
Research and development	1,418,441	1,576,295	2,854,247	3,355,189
Distribution	2,997,348	1,518,685	5,341,789	2,808,284
General and administrative	2,525,834	2,149,016	5,192,856	4,123,745

Total operating expenses	12,061,443	9,002,533	23,240,292	17,238,738

Loss from operations	(13,541,443)	(10,459,889)	(26,263,460)	(20,152,626)

Other income (expense):
Interest income	831,831	607,921	1,735,791	1,203,328
Interest expense	(172,689)	(535,863)	(347,757)	(693,503)

Total other income (expense)	659,142	72,058	1,388,034	509,825

Net loss	$(12,882,301)	$(10,387,831)	$(24,875,426)	$(19,642,801)

Net loss per share — basic and diluted	$(0.43)	$(0.46)	$(0.84)	$(0.90)

Weighted average shares outstanding, basic	29,933,141	22,440,529	29,488,097	21,815,098

NxStage Medical, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$42,045,621	$49,958,540
Short-term investments	10,921,716	11,843,275
Accounts receivable, net	6,009,991	4,301,557
Inventory	15,143,662	10,419,030
Prepaid expenses and other current assets	479,166	1,014,688

Total current assets	74,600,156	77,537,090

Property and equipment, net	4,018,133	3,025,560
Field equipment, net	23,685,353	20,615,952
Deferred cost of revenues	9,081,431	139,893
Other assets	1,784,195	406,285

Total assets	$113,169,268	$101,724,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,565,724	$5,918,437
Accrued expenses	5,371,904	4,104,058
Current portion of long-term debt	2,800,000	2,800,000

Total current liabilities	17,737,628	12,822,495

Deferred rent obligation	618,214	648,604
Deferred revenue	13,323,698	228,542
Long-term debt	3,216,668	4,616,667

Total liabilities	34,896,208	18,316,308

Commitments and contingencies

Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding as of June 30, 2007 and December 31, 2006	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 29,989,461 and 27,806,543 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	29,990	27,807
Additional paid-in capital	226,544,271	206,848,097
Accumulated deficit	(148,515,867)	(123,640,441)
Accumulated other comprehensive income	214,666	173,009

Total stockholders’ equity	78,273,060	83,408,472

Total liabilities and stockholders’ equity	$113,169,268	$101,724,780

Revenue by Market:

	Three-months ended		Six Months ended
	June 30		June 30
	2007	2006	2007	2006

Critical Care Market	$3,285,130	$1,881,198	$6,224,427	$3,464,795
Chronic Care Market	6,746,054	2,665,075	12,180,750	4,482,200

Total	$10,031,184	$4,546,273	$18,405,177	$7,946,995

Business Metrics:

	June 30,	March 31,	December 31,	June 30,
	2007	2007	2006	2006

Chronic patients on therapy	1615	1295	1022	663

Dialysis centers with System One	265	200	174	126
Investor Relations Contact
Stephanie Marks for NxStage
1-888-698-6472
ir@nxstage.com